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FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FIRST QUARTER FY 2010 FINANCIAL RESULTS

•	First quarter revenue of $89.8 million and earnings in line with updated Q1 guidance

•	Q1 total revenues up 3% and Non-GAAP earnings (excluding acquisition costs) up 8% from last year

•	Q1 non-infant formula nutritional revenues increased 40% from fiscal 2009’s first quarter

•	Acquisition of Amerifit completed in mid-February 2010

COLUMBIA, Md., March 2, 2010 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the first quarter of fiscal 2010. Revenues for the first quarter were $89.8 million, up 3% from $87.4 million in the first quarter of fiscal 2009. GAAP net income was $9.6 million, or $0.29 per diluted share, for the first quarter of fiscal 2010, consistent with the earnings levels in last year’s first quarter. The first quarter of fiscal 2010 included expenses associated with the acquisition of Amerifit Brands (“Amerifit”) of $1.2 million. Excluding these amounts, net of tax, the fiscal 2010 first quarter earnings would have been $10.4 million, or $0.31 per diluted share, an increase of 8% over the first quarter of fiscal 2009 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Fiscal 2010 is off to a good start as a result of continued strong growth in Martek’s DHA sales for markets outside of infant formula. DHA sales outside of formula increased by 40% over Q1 2009, including a 60% increase in sales of DHA for food and beverage applications as a number of projects that were stalled in the pipeline during the economic downturn are now beginning to come to market. Sales of DHA and ARA for infant formula were down slightly from Q1 2009 levels,  but I am encouraged by what appears to be a bottoming of that market and the prospect  that we may be returning to growth in the second quarter, a quarter ahead of what we forecasted in our Q4 2009 guidance.”

Mr. Dubin continued, “I believe that Martek is well-positioned for growth in 2010 thanks to the combination of a positive outlook for our nutritional ingredients business and the recent completion of our acquisition of Amerifit. Beyond 2010, the Amerifit platform should enable Martek to develop consumer brands for some of the exciting new products in our research and development pipeline, resulting in an acceleration of products to the marketplace and increased gross profit opportunities as we move up the value chain by getting closer to the consumer.”

Revenue Summary

Product sales in the first quarter of fiscal 2010 were $84.1 million. While total product sales were essentially unchanged from the first quarter of fiscal 2009, there were changes in the components, most notably an increase of 40% in non-infant formula nutritional revenues along with a 4% decrease in infant formula-related sales.

A breakdown of product sales by market for the first quarter periods (in thousands) follows:

	Three months ended
	January 31,
			%
	2010	2009	incr (decr)
Infant formula market	$71,541	$74,591	(4%)
Food and beverage market	4,193	2,618	60%
Pregnancy and nursing, nutritional supplements and animal feeds	7,370	5,664	30%
Non-nutritional products	982	1,149	(15%)
Total product sales	$84,086	$84,022	0%

In addition, contract manufacturing and services revenues in the first quarter totaled $5.7 million, compared with $3.3 million a year ago. Of the $5.7 million in first quarter of fiscal 2009, approximately $4.6 million relates to contract manufacturing activities which the Company anticipates exiting, in large measure, over the course of fiscal 2010. The remaining $1.1 million relates to revenues associated with Martek’s joint development agreement with a subsidiary of BP p.l.c. (“BP”) for work on microbial oils for use as biofuels, which began in late fiscal 2009. These development services with BP are expected to continue through at least 2011.

Gross Margin and Operating Expenses

Overall gross margin for the first quarter of fiscal 2010 was 43.0%, a slight increase over the 42.4% gross margin realized in the first quarter of fiscal 2009, but a slight decrease from the 43.8% gross margin in Martek’s fiscal 2009 fourth quarter. Compared to the fourth quarter, gross profit margins from product sales in the first quarter were up slightly; however, the increase was offset by a decline in contract manufacturing margins. See “Financial Guidance” for the gross margins projected for the Company’s second quarter.

Research and development expenses in the first quarter of fiscal 2010 were $7.1 million, or 7.9% of revenue, consistent with the corresponding quarter of last year. Martek’s research and development focuses on both broadening the market applications for the Company’s life’sDHA™ as well as leveraging the Company’s microbial technology platform to develop new high-value product offerings. The Company continues to expect quarter-to-quarter fluctuations in research and development expenses mainly due to the timing of outside services, including third-party clinical trial services.

During the first quarter of fiscal 2010, selling, general and administrative expenses (“SG&A”) were $13.3 million, or 14.8% of revenue, a slight increase from $13.1 million, or 15.0% of revenue, in the first quarter of fiscal 2009.

Acquisition of Amerifit and Financial Position

On February 12, 2010, Martek completed its previously announced acquisition of Amerifit, a consumer health and wellness company. Amerifit develops, markets and distributes branded consumer health and wellness products and holds leading brand positions in all of its key product categories. Amerifit products are sold in most major mass, club, drug, grocery and specialty stores and include: Culturelle®, a leading probiotic supplement; AZO®, the leading OTC brand addressing symptom relief, detection and prevention of urinary tract infections; and ESTROVEN®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause. At closing, Martek paid total, all-cash consideration for Amerifit of approximately $200 million.

To finance the Amerifit acquisition, Martek utilized existing cash of approximately $115 million along with the proceeds from a new term debt facility totaling $75 million and $11 million drawn from a new revolving credit facility. Martek’s new revolving credit facility has a total borrowing capacity of $50 million and replaces Martek’s former credit facility of $135 million which was due to expire in September 2010.

Significant Recent Events

•	Non-Infant Formula Product Launches – Products with Martek’s life’sDHA™ were recently launched in the United States including Natelle®One (Azur Pharma Ltd) prescription prenatal vitamin with 250 mg life’sDHA™, Algal-900 DHA Softgels (CVS/Pharmacy®) with 900 mg life’sDHA™, Spring Valley® Algal-900 DHA (Wal-Mart) with 900 mg life’sDHA™, Horizon™ Organic Lowfat Chocolate Milk Plus DHA Omega-3 (WhiteWave Foods) and Sara Lee® Soft & Smooth Plus Bread (Sara Lee).

•	New Scientific Data Published on DHA and ARA – The benefits of DHA and ARA supplementation were recently discussed in the following publications:

•	The American Journal of Clinical Nutrition (online, February 2010) published results of a study investigating DHA supplementation on brain function. Thirty-three healthy boys, 8-10 years of age, were supplemented with 400 or 1200 mg/day DHA or placebo for 8 weeks and tested during an activity of continuous performance. The results showed that the DHA level in red blood cells was positively correlated with brain function and inversely correlated with reaction time during the activity. These results demonstrate the important role that DHA plays in regulation of brain activity. Martek provided financial support and life’sDHA™ for this study.

•	The American Journal of Clinical Nutrition (online, February 2010) published the results of a study in which 343 term infants were fed formula containing no long-chain polyunsaturated fats or formula supplemented with 0.32% DHA, 0.64% DHA, or 0.96% DHA throughout the first year of life. All DHA-supplemented formula also contained 0.64% ARA. Visual evoked potential (VEP) was measured at 1.5, 4, 9, and 12 months. At 12 months, all DHA-supplemented infants scored significantly better in VEP visual acuity than those given an unsupplemented formula. There were also no significant differences in VEP visual acuity between the three DHA-supplemented groups. The authors state that these subtle changes in vision are important “because they suggest diet-related modifications in the developmental course of structure and function in the brain and/or retina” and that “dietary supply of DHA during infancy may have long-lasting effects on brain function.” Martek’s life’sDHA™ and life’sARA™ were used in the study.

Financial Guidance

Projected results for Martek (not including Amerifit), Amerifit (stand-alone, post-acquisition) and on a consolidated basis for the three months ended April 30, 2010 are as follows:

Three months ended April 30, 2010
(in millions, except per share data and pro forma adjustment information)	Martek	Amerifit (a)	Consolidated

Revenue	$95.0 – 99.0	$16.5 – 18.0	$111.5 – 117.0
Earnings before interest and taxes	$16.5 – 18.0	$1.5 – 2.0 (b)	$18.0 – 20.0
Net income (including acquisition costs and a non-recurring cost of goods sold adjustment)			$10.0 – 11.0
Diluted EPS			$0.30 – 0.33
Non-GAAP net income (excluding estimated acquisition costs, net of tax, of $1.4 million and non-recurring cost of goods sold adjustment, net of tax of $700,000)			$12.1 – 13.1
Non-GAAP diluted EPS			$0.36 – 0.39
(a) Projected Amerifit results are included for the period from date of acquisition (February 12,
2010) through April 30, 2010.
(b) Includes non-recurring cost of goods sold adjustment of $1.1 million.

Martek is providing certain financial information for Amerifit on a stand-alone basis to provide investors greater clarity through the integration process.

For the second quarter of fiscal 2010, Martek expects infant formula revenue to be between $78.0 million and $82.0 million, non-infant formula nutritional revenue to be between $11.0 million and $12.5 million, and contract manufacturing and services revenue to be between $4.0 million and $4.5 million.

Consolidated gross margin is expected to be between 46.5% and 47.5%, including the non-recurring cost of goods sold adjustment noted above associated with the estimated effects of a write-up of inventory in connection with purchase accounting of $1.1 million, which reduces gross margin by approximately 1%.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of fiscal 2010 net income and earnings per share that excludes expenses associated with the acquisition of Amerifit. We are providing this information to assist investors in comparing the results of the current periods to those in the prior year periods when the items were not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein ($ in thousands):

	Three months ended
	January 31,
	2010	2009
Net income, as reported under GAAP	$9,643	$9,606
Add: acquisition costs, net of tax	742	—

Non-GAAP net income measure	$10,385	$9,606

Non-GAAP diluted earnings per share	$0.31	$0.29

Investor Conference Call Webcast

Martek will host a conference call and webcast for investors to review its first quarter results and second quarter of fiscal 2010 outlook at 4:45 p.m. Eastern Time on Tuesday, March 2, 2010. Access to the live audio webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on April 2, 2010.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets as well as markets for Amerifit products; (2) its expectations regarding revenue, gross margin, operating expenses and income for the second quarter of fiscal 2010 for both Martek and Amerifit; (3) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and future revenues associated with Martek’s contract manufacturing and collaborative services with BP; and (4) its expectations regarding future capabilities of and benefits from the Amerifit acquisition. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2009 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation, development, production and sales of high-value products from microbial sources that promote health and wellness through nutrition.  The Company’s technology platform consists of its core expertise, broad experience and proprietary technology in areas such as microbial biology, algal genomics, fermentation and oil processing.  This technology platform has resulted in Martek’s development of a number of products including the Company’s flagship product, life’sDHA™, a sustainable and vegetarian source of algal DHA (docosahexaenoic acid) important for brain, heart and eye health throughout life for use in infant formula, pregnancy and nursing products, foods and beverages and dietary supplements. The Company also produces  life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula and growing-up milks. Martek’s subsidiary, Amerifit Brands, develops, markets and distributes branded consumer health and wellness products and holds leading brand positions in all of its key product categories. Anerifit products are sold in most major mass, club, drug, grocery and specialty stores and include: Culturelle®, a leading probiotic supplement; AZO®, the leading OTC brand addressing symptom relief, detection and prevention of urinary tract infections; and ESTROVEN®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause. Martek currently has a number of nutritional health and wellness products under development that it plans to commercialize and distribute through Amerifit’s distribution channels.

Martek’s technology platform has also made it a sought-after partner on a range of groundbreaking projects in process, including the development of microbially-derived biofuels and the development of DHA-containing oilseeds. For more information on Martek Biosciences, visit http://www.martek.com/. For a complete list of life’sDHA™ or life’sARA™ products, visit http://www.lifesdha.com/. For more information about Amerifit Brands, visit www.amerifit.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended January
	31,
	2010	2009
Revenues:
Product sales	$84,086	$84,022
Contract manufacturing and services	5,670	3,341

Total revenues	89,756	87,363

Cost of revenues:
Cost of product sales	45,937	46,909
Cost of contract manufacturing and services	5,233	3,409
Total cost of revenues	51,170	50,318

Gross margin	38,586	37,045

Operating expenses:
Research and development	7,066	6,749
Selling, general and administrative	13,289	13,097
Amortization of intangible assets	1,445	1,781
Acquisition costs	1,187	—
Other operating expenses	34	153

Total operating expenses	23,021	21,780

Income from operations	15,565	15,265
Interest income (expense) and other, net	(137)	160

Income before income tax provision	15,428	15,425
Income tax provision	5,785	5,819

Net income	$9,643	$9,606

Basic earnings per share	$0.29	$0.29

Diluted earnings per share	$0.29	$0.29

Shares used in computing basic earnings per share	33,276	33,150
Shares used in computing diluted earnings per share	33,454	33,399

Unaudited Condensed Consolidated Balance Sheets Data

		January 31,	October 31,
		2010	2009
Assets:
	Cash and cash equivalents	$150,072	$141,063
	Short-term investments	7,278	7,301
	Accounts receivable, net	55,087	44,304
	Inventories, net	114,006	116,179
	Other current assets	4,638	5,240
	Property, plant and equipment, net	250,231	252,279
	Deferred tax asset	25,184	24,303
	Long-term investments	4,556	4,495
	Goodwill, intangibles and other long-term assets, net	97,197	94,653

Total assets		$708,249	$689,817

Liabilities and stockholders’ equity:
	Current liabilities	$35,714	$34,756
	Deferred tax liability	15,898	10,091
	Other non-current liabilities	9,439	8,826
	Stockholders’ equity	647,198	636,144

Total liabilities and stockholders’ equity		$708,249	$689,817

Unaudited Condensed Consolidated Cash Flow Data

	Three months ended January 31,
	2010	2009
Operating activities:
Net income	$9,643	$9,606
Non-cash items	14,851	12,960
Changes in operating assets and liabilities, net	(8,069)	(13,965)

Net cash provided by operating activities	16,425	8,601

Investing activities:
Sale of investments and marketable securities, net	50	—
Expenditures for property, plant and equipment	(3,433)	(2,531)
Capitalization of intangible assets	(1,138)	(1,309)

Net cash used in investing activities	(4,521)	(3,840)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(30)	(29)
Payment of debt issuance costs	(3,328)	—
Proceeds from equity transactions, net	463	82

Net cash (used in) provided by financing activities	(2,895)	53

Net change in cash and cash equivalents	9,009	4,814
Cash and cash equivalents, beginning of period	141,063	102,495

Cash and cash equivalents, end of period	$150,072	$107,309